Exhibit 10.2

WORLD GLOBAL NETWORK PTE. LTD. - WORLD MEDIA & TECHNOLOGY CORP.

Strategic Partner Master Sales and World Wide Distribution Agreement

This World Media & Technology Corp, Strategic Partner Master Distribution Agreement (“Agreement”) is entered into as of the 1st day of October, 2017 (the “Effective Date”) by and between World Media & Technology Corp., a Nevada US corporation with its principal offices located at 600 Brickell World Plaza, Suite 1775, Miami, FL 33132 (“WRMT”), and World Global Network Pte Ltd, a Singapore company duly organized and existing under the laws of Singapore with its principal offices located at 6 Battery Road, #27-03, Singapore 049909, (“Partner”), each referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

A.	WRMT is in the business of, among other things, developing intellectual property and know-how relating to sensor technology (Life Sensing Technology) which it integrates into its wearable devices that it manufacturers to capture human data which it enables third parties to use for data mining.

B.	Partner is in the direct selling (multi level marketing) business and markets, distributes and sells technology products and services.

C.	WRMT and Partner desire to enter into a mutually beneficial strategic partnership for the purposes of marketing, distributing and selling WRMT product and services world-wide.

AGREEMENT

In consideration of the following conditions set forth in this Agreement, the Parties agree to the following:

1.	DEFINITIONS

The following terms shall have meaning ascribed to them below. All other capitalized terms used in this Agreement shall have the meaning given to them where defined in this Agreement.

1.1.	Customers – WRMT end-users in the self-monitoring consumer market that are marketed or sold to by Partner.

1.2.	Tier I Technical Support – Primary level of technical support provided by a Tier I Customer Support Representative (CSR) of the Partner.

1.3.	Tier II Technical Support – Secondary level of technical support provided by a Tier II CSR of WRMT when the primary Tier I CSR of Customer is unable to resolve a Customer’s technical or other service affecting issue.

1.4.	Fair Use – defines the Customer using the product or services consistent with normal patterns of usage for the type of Customer and not to exceed, on a repetitive basis, the normal usage patterns associated with the type of Customer.

1.5	Products – Any wearable devices with embedded Life Sensing Technology or the data which these devices capture.

1.6	Services – Any and all services directly or indirectly associated with Products, including WRMT’s OpenAPI, Connector or Big Data services as defined on WRMT’s website.

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1.7

Projections & Targets – Partner agrees to submit quarterly and annual order projections to WRMT 12 weeks prior to preceding quarter and calendar year end (Projections).

WRMT and Partner will agree quarterly and annual sales targets 8 weeks prior to preceding quarter and calendar year end (Targets).

8.	Intellectual Property - means all technology and intellectual property, regardless of form, including without limitation: published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

1.9	Intellectual Property Rights - means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including without limitation: rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act (“Copyrights”); rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act (“Trademark Rights”); rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity (“Personality Rights”); rights of attribution and integrity and other moral rights of an author (“Moral Rights”); and rights in, arising out of, or associated with domain names (“Domain Name Rights”).

2.	SCOPE

2.1.	Appointment: WRMT hereby appoints Partner as its preferred partner to promote, market, advertise, distribute and sell Products and Services to Customers world-wide.

2.2.	Acceptance: Partner hereby accepts appointment and shall use its best efforts to market and sell the Products and Services to the exclusion of all other products and services.

2.3.	Branding of Services: Partner shall market and sell the Services under the Wor(l)d brand in accordance with the terms of this Agreement and as directed by WRMT from time to time.

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2.4.	Customer Acceptance of Disclaimers and Terms: Partner agrees to obtain and enforce Customers’ agreement to certain disclaimers and terms as a requirement of obtaining the Products and Services. Partner agrees that the disclaimers and terms, as provided by WRMT from time to time, shall be in the form contained in Exhibit - End User Terms and Conditions, will include a complete description and disclaimer of the functionality. Partner may not amend the disclaimers and terms contained in Exhibit - End User Terms and Conditions, without the prior written agreement from WRMT.

2.5.	Taxes: Partner is entirely responsible for its regulatory, government, state, local, federal and regional taxes (including any and all sales taxes), however designated, levied or based, on any product or service subscriber charges.

2.6.	WRMT Disclaimer: Partner accepts that any advice or guidance provided by WRMT, including without limitation on Customer terms and conditions, current or future regulatory issues, is based solely on knowledge currently available to WRMT and should NOT be construed to be legal advice or to be complete or accurate. Partner acknowledges that any such advice or guidance provided by WRMT shall be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Partner acknowledges that actual results may differ materially from any such advice or guidance. Partner agrees that in light of the significant uncertainties in these forward-looking statements, Partner shall not regard these statements as a representation or warranty by WRMT or any other person that WRMT will achieve our objectives and plans in any specified timeframe, or at all. Partner shall be solely responsible for seeking and obtaining independent legal and regulatory advice and advising WRMT within 7 days of any breaches brought the attention of the Partner in writing.

2.7	Exclusivity: WRMT shall be the sole and exclusive provider of Partner’s requirements for all wearable devices, with or without embedded Life Sensing Technology. Partner shall not obtain or distribute any products or services similar to WRMT products and services from any third party or provide or develop such products on its own behalf. Unless approved in advance by WRMT, Partner shall not market, sell or supply any other products or services to Customers under Partner registered company name, any associated trade name or brand and not supplied by WRMT but which could be construed as related to WRMT unless approved in writing by WRMT.

For the avoidance of doubt, WRMT:

-	may offer its products and associated services to markets other than the customer self-care sector but under a different brand (not wor(l)d) and with a different form factor.

-	agrees not supply any products to any direct sales (multi-level marketing) companies during the Term of this Agreement or for a further 6 months after expiry, unless this Agreement is terminated under clause 5.5.

2.8	Partner Obligations: In addition to and consistent with the obligations associated with the appointment of Partner and as otherwise provided herein, Partner agrees to perform the following actions for WRMT Customers and Partner agrees to have sole responsibility for the activities detailed within this Section. Some of these activities may be outsourced, with the prior written approval of WRMT. Both Parties expect that these activities will be modified by mutual agreement from time-to-time as market and Customer requirements dictate, however this shall not relieve the Partner of any of the following obligations.

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i.	Customer Acquisition: All activities associated with soliciting, acquiring and maintaining Customers, including but not limited to signature acceptance by End User to the Terms and Conditions, provisioning, order entry, billing, advising price changes, collecting payment, providing Customer service and primary Tier I Technical Support.

ii.	Advising and obtaining written acknowledgement from all of its Customers regarding the limitations and functionality set forth in this Agreement;

iii.	Communicating with Customers at Partner’s expense any and all regulatory requirements.

iv.	Partner cannot alter those End User Terms and Conditions contained in Exhibit - End User Terms and Conditions, without the express written permission of WRMT.

v.	Operating with all the necessary approvals and licenses to conduct its business in a manner compliant with legal requirements world-wide.

vi.	Assist WRMT to secure local Product operational and necessary import license approvals world-wide and to notify WRMT in writing if any changes.

2.9	Partner shall indemnify and hold WRMT and its subsidiaries, affiliates, officers, directors, employees, agents and insurers harmless from and against any and all losses, including but not limited to claims, demands, damages, costs, expenses, fines, liabilities or penalties of every kind, whether foreseeable or unforeseeable (including litigation costs and reasonable attorneys’ fees) arising out of a third party claim arising from or related to: (i) any negligent act or omission or willful misconduct of, or breach of its Agreement by, the Partner or its officers, directors, employees, agents or contractors (each, a “Partner Indemnitor”); or (ii) a Partner Indemnitor’s misrepresentation to a third party with respect to the Products, Services or support; (iii) a breach by a Partner Indemnitor of its agreement with a Customer; or (iv) a breach by a Partner Indemnitor of any agreement with an end user of the Product.

2.10	WRMT Obligations: In addition to and consistent with the obligations otherwise provided herein, WRMT agrees to perform and have responsibility for the following:

i.	Provide products and services in accordance with the Product Specification and Service Level Agreement and quality objectives set forth in Exhibit –Product and Services;

ii.	Provide Tier II Product and Service Technical Support for Partner as set forth in Exhibit - Quality of Service and Tier II Technical Support.

iii.	Obtaining, making and/or paying all governmental, regulatory and similar filings, licenses, applications or certificates related to the Service, if required and if notified in writing by Partner.

2.11	Product and service restrictions: WRMT product and services are for use in the wellness sector and for Customer’s personal, self-monitoring. In the event WRMT suspects that any Customer is abusing Fair Use of the Service (as defined by WRMT from time to time), WRMT may terminate the service immediately and will provide a courtesy written electronic notification to Partner and Partner shall investigate, if requested by WRMT, to determine whether Customer is complying with Fair Use within three (3) business days. In the event Partner or WRMT determines that Customer is in violation of Fair Use, WRMT may terminate the Service immediately upon notification to the Partner.

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2.12	Unauthorized or inappropriate use of WRMT product or related services: WRMT reserve the right to terminate any Customer product or service immediately in the event of unauthorized, illegal or inappropriate use of a WRMT product or related service. WRMT will provide a courtesy notification to the Partner.

2.13	Taxes, Fees, Governmental Charges, Regulatory Fees and other License Fees: The fees set forth in Exhibit – Terms and Customer Pricing, do not include any taxes, fees, duties, tariffs, universal service charges, or any other type of governmental or regulatory fees/taxes. All payments to WRMT under this Agreement shall be made without deduction of any mandatory governmental or regulatory fees and taxes that may be due. Partner is responsible for collecting (as an extra charge) any taxes, duties, fees or other charges, if any, that may be due in conjunction with importing Products and selling Products or Services to the Customers.

3.	PRICING, ORDERING, SHIPMENT, PAYMENT AND BILLING DISPUTES

3.1.	Pricing: Partner shall purchase the Products directly from WRMT on a prepaid basis; Partner shall pay a deposit at the same time that an order is submitted by Partner and balance of the order to be paid prior to shipping the Partner order. Prices paid by Partner to WRMT for Products and Services shall be as set forth in Exhibit - Terms and Customer Pricing.

3.2.	Ordering: Orders shall be provided by Partner to WRMT and shall contain all information necessary for WRMT to supply Product and Service for Customers. Product and Service title transfers from WRMT to Partner when Product or Service is invoiced upon shipment.

3.3.	Shipment: Partner is entirely responsible for shipping. All shipments of Product shall be made FOB WRMT Manufacturer’s plant and liability for loss or damage in transit, or thereafter, shall pass to Partner immediately upon Partner’s invoice. Partner shall be responsible to coordinate the delivery of Product from WRMT’s third party manufacturer to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by WRMT of all necessary ordering information from Partner. Partner shall bear all costs of transportation and insurance. WRMT shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Partner, or otherwise arisen out of causes beyond the control of the WRMT. Nor shall WRMT at any time be liable for any incidental, special or consequential damages.

4.	OWNERSHIP AND ADVERTISING, INTELLECTUAL PROPRTY RIGHTS,

4.1.	WRMT Intellectual Property: All Products, Services and all Intellectual Property and related Intellectual Property Rights therein or based thereon, now owned or developed by WRMT which may be licensed or used by Partner in connection with or a result of this Agreement shall remain sole and exclusive property of WRMT. Partner acquires no rights or licenses, express or implied, by virtue of this Agreement or the provision of the Products or Services.

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This Agreement does not transfer title of any of WRMT’s Intellectual Property or Intellectual Property Rights to Partner. WRMT shall remain the exclusive owner of all of its Intellectual Property and Intellectual Property Rights in and to its Products, any other software application of WRMT and any documentation or training materials provided by WRMT to Partner. Partner shall not manufacture, duplicate, reverse engineer, or decompile the Product or information relating thereto. Partner will immediately notify WRMT of any infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Rights of WRMT that comes to Partner’s attention. Partner will not knowingly infringe, and will use its best efforts to preserve and protect WRMT’s interest in all such Intellectual Property Rights. In the event of any such infringement, misappropriation or violation relating to the activities of Partner or any of its officers, directors, employees, agents or contractors, Partner will take all steps reasonably necessary to terminate any such infringement, misappropriation or violation.

No Modifications. In no event shall Partner copy or modify, or aid a third party in copying or modifying, the source code, object code, or any part of the Product without the express written permission of WRMT. Partner shall deliver the Product and End User Agreement to its Customers in the same unopened package(s) as received by Partner from WRMT or its manufacturer.

4.2.	Use of Marks.

(a) The Parties currently contemplate that Partner branding may appear in some fashion on or in Subscriber bills, reports, correspondence and related materials (collectively referred to as “Billing Materials”). Each Party acknowledges the other Party’s Trademark Rights in and to their respective Trademarks (collectively referred to as “Marks”). Nothing in this Agreement shall be construed to grant either Party any license to or rights in or to the other Party’s Marks, except as set forth in Section 4.2(b) below.

(b) WRMT hereby grants to Partner a non-exclusive, terminable right to use WRMT’s Trademarks solely with respect to Partner’s marketing, advertising and distributing of the Products and Services in accordance with the terms of this Agreement, included in Schedule B attached hereto and incorporated herein. Partner shall use the WRMT specific Trademark(s) (designated as “WRMT Marks”) according to the artwork standards and other requirements, which have been delivered, to Partner from WRMT, or as otherwise mutually agreed to between the Parties from time to time. WRMT shall be responsible for determining the artwork and communication standards related to the use of its WRMT Marks, which standards are attached hereto or shall have been delivered to Partner, as required, prior to the use of such Marks. WRMT shall have the right to comment on the use of its Marks and Partner shall take reasonable steps to modify the WRMT Marks as requested by WRMT. Partner shall have no right to use any WRMT Marks without the advance written consent of WRMT.

(c) The use of each Party’s Marks shall comply with any local laws or customs. Any goodwill generated by use of the Partner Marks shall accrue to the sole benefit of Partner. Any goodwill generated by use of the WRMT Marks shall accrue to the sole benefit of WRMT. Neither Party nor its subsidiaries, nor its successors in interest, shall (or shall cause others to) challenge, file suit or initiate proceedings, or contest in any other manner the other Party’s ownership rights or rights to use, or allow its subsidiaries to use such Party’s Marks to identify any goods of such Party and its subsidiaries.

(d) The owner or licensor of the Marks may discontinue the use of any or all of its Marks at its sole option. Upon termination of this Agreement, Partner will purge the WRMT Trademarks from all materials, letterheads, signs and any other media in which Partner displayed such Trademarks, and thereafter, neither Partner nor any parent, subsidiary or affiliate shall use either the WRMT Trademarks or like sounding or appearing names or marks in any fashion, anywhere.

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(e) Except as otherwise permitted herein, neither Party will use, or permit their respective employees, agents and subcontractors to use, the Marks of the other Party, or the other Party’s affiliates, whether registered or unregistered, without such Party’s prior written consent.

(f) Each Party hereby agrees to indemnify, defend and hold harmless the other Party and all of its officers, directors, employees, shareholders, consultants and third-party contractors from any liabilities as incurred by them as a result of any claim, statutory or at common law, arising from or related to any alleged infringement by the other Party, including without limitation any alleged contributory infringement, as a result of the other Party’s use of Trademarks or artwork provided to the other Party in connection with this Agreement.

4.3	No Infringement. WRMT represents and warrants that it has the right to provide the Products and Services anticipated in this Agreement without infringing on any patents or copyrights that are owned or held by any third party. In the event of an injunction proceeding to prevent infringement, WRMT may terminate the supply of Product or Service with immediate effect and without penalty or recourse.

5.	TERM AND TERMINATION, PERFORMANCE & DISPUTE RESOLUTION

5.1.	Term: This Agreement shall commence on the Effective Date and continue for five (5) years or until terminated as provided herein (the “Initial Term”). On the first day after the completion of the Initial Term, this Agreement shall automatically renew for an additional period of two (2) year(s), and thereafter shall automatically renew for successive one (1) year terms, each (the “Renewal Term”) unless either Party notifies the other Party in writing, on or prior to one hundred and eighty (180) days before the expiration of the Initial Term or any Renewal Term, of its intent to terminate this Agreement at the conclusion of such Initial or Renewal Term.

5.2.	Notice of Breach and Opportunity To Cure: No breach of this Agreement, including without limitation a breach of warranty hereunder, shall be actionable by either Party unless such Party has, as an express condition precedent to commencing such an action or proceeding, provided written notice to the Party in breach specifying the breach in reasonable detail and providing the Party in breach an amount of time to cure such breach as provided in the Termination for Cause clause below, and the Party in breach fails to cure the breach within such notice period.

5.3.	Termination for Cause: In the event either Party to this Agreement shall be in material breach of this Agreement (other than for nonpayment which is governed by the Termination for Non-payment clause below) and the breaching Party fails to substantially cure such breach within thirty (30) days after its receipt of a written notice specifying the details of the breach, the Party not in breach of this Agreement may terminate this Agreement by giving prompt written notice of termination. To the extent a breach is cured within thirty (30) days, but the circumstances constituting the breach recur within sixty (60) days following the cure date then, upon notice of the recurring breach, the offending party shall have ten (10) days to cure the breach. If the recurring breach is not completely resolved within ten (10) days, then the other Party may terminate.

5.4.	Termination for Non-payment: In the event Partner fails to pay all amounts due to WRMT in accordance with the terms of this Agreement, and such failure remains uncured after the expiration of thirty (30) days written notice to Partner, then WRMT may terminate this Agreement by providing Partner with written notice of termination.

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5.5.	Termination for Insolvency: At the option of WRMT or Partner, this Agreement shall terminate immediately if:

i.	A receiver is appointed for the other Party or its property;

ii.	The other Party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of creditors;

iii.	Any proceedings are commenced by or for the other Party under any bankruptcy, insolvency or debtors’ relief law;

iv.	Any proceedings are commenced against the other Party under any bankruptcy insolvency or debtor’s relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; or the other Party commences to dissolve under applicable corporate law statutes.

5.6	Termination for non-performance: Partner shall submit Projections 12 week’s prior to each quarter end. WRMT & Partner shall agree Targets 8 weeks prior to each quarter end. Failure of Partner to achieve Targets in two consecutive quarters shall be considered termination for cause. Partner shall provide all Customer contact details within 5 working days if requested by WRMT and WRMT shall have the right to replace the Partner, without compensating the Partner.

6.	GENERAL

6.1.	Product Warranty, Disclaimer, and Limitation of Liability. Except for those contained in Section 4.5 above, WRMT makes no representations or warranties in relation to Product(s) of any kind to Partner. All warranties and representations regarding Product(s) are listed in the applicable End User Agreement and are for the benefit of the Customer. WRMT shall indemnify and hold Partner harmless for any claims arising out of the breach by WRMT of the End User Agreement subject to those same limitations within the End User Agreement. Except for each party’s indemnification obligations and either party’s breach of Confidentiality, IN NO EVENT SHALL EITHER PARTY BE LIABLE, DIRECTLY OR INDIRECTLY TO THE OTHER PARTY, FOR ANY SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SIMILAR DAMAGES, FOR LEGAL FEES, LOSS OF DATA OR LOST PROFITS OR FOR ANY AMOUNT BEYOND THE AMOUNT ACTUALLY RECEIVED BY WRMT FROM PARTNER WITH RESPECT TO THE SPECIFIC END USER AGREEMENT FROM WHICH THE CLAIM ARISES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO PARTNER. WRMT’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS BROUGHT BY PARTNER SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY PARTNER TO CORPORATION UNDER THIS AGREEMENT. WRMT SHALL NOT BE LIABLE FOR ANY CLAIMS, WARRANTIES OR REPRESENTATIONS MADE BY PARTNER THAT ARE NOT CONTAINED IN THE END USER AGREEMENT.

6.2.	Assignment: Partner may not assign or otherwise transfer or convey any of its rights, duties or obligations under this Agreement without the prior written consent of WRMT. Any attempted assignment, transfer or delegation in contravention of this paragraph will be void and of no force and effect.

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6.3.	No Waiver. No failure of either Party to exercise any power or right given either Party hereunder or to insist upon strict compliance by either Party with its obligations hereunder, and no custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of either Party’s right to demand exact compliance with the terms hereof.

6.4.	Excused Performance. Each Party shall be excused from performance, and shall have no liability beyond what is included in this Agreement, for any period and to the extent that such Party is prevented, hindered or delayed from performing any Services or other obligations under this Agreement, in whole or in part, as a result of a Force Majeure event.

6.5.	Governing Law: Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be the State of New York, United States. The language to be used in the arbitration shall be English. The governing law of the contract shall be the substantive law of New York, United States

6.6.	Independent Contractors: In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf, without the other Party’s prior written consent.

6.7.	Modification and Waiver: No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Parties, and the waiver of any breach or default shall not constitute a waiver of any other rights hereunder or any subsequent breach or default.

6.8.	Notices: Any required or permitted notices hereunder must be given in writing at the address of each Party set forth below, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, or internationally recognized private express courier. Notices will be deemed given on the date received.

6.8.	Severability: If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

6.9.	Entire Agreement: This Agreement and the exhibits attached hereto constitute the entire and exclusive Agreement between the Parties hereto with respect to the subject matter hereof and supersede any prior agreements between the Parties with respect to such subject matter.

6.10.	Construction: Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

6.11.	Headings: The headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define, affect, limit, or describe the scope or intent of this Agreement.

6.12.	Currency: All monetary amounts stated in this Agreement are stated in United States Dollars, and all amounts due hereunder shall be paid by Partner in United States Dollars.

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6.13.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

6.14.	Terms Confidential: The Confidential Information and the terms and conditions of this Agreement are confidential and shall be treated as such by the Parties. The Partner will not disclose the Confidential Information, pricing terms, and services offered to ANY third parties. Notwithstanding the foregoing, however, Partner may disclose (i) to potential investors the Agreement in full provided Partner obtains a non disclosure agreement from its investor(s) that effectively limits the investor(s) from disclosing this Agreement to any party other than investor(s) (excluding bona-fide Venture Capital firms who have a policy not to sign non-disclosure agreements, but are held to professional standards of confidentiality; and (ii) such portions of this Agreement (excluding the schedules hereto unless expressly required to do so by governmental authorities or as required by the Federal Rules of Civil Procedure or any similar state or country law) as may be required for the filing of reports and forms with governmental agencies under applicable statutes and regulations;

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

World Global Network Pte Ltd.	WORLD MEDIA & TECHNOLOGY CORP:
(“Partner”)	(“WRMT”)

By:	/s/ Gabriele Galdi	By:	/s/Seán McVeigh

Name:	Gabriele Galdi	Name:	Seán McVeigh

Title:	CEO	Title:	CEO

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Exhibit - Product and Services

Products and Services are as detailed on WRMT website, www.worldmediatech.com

Exhibit - Terms, Customer and Partner Pricing

Payment Terms:          All orders are prepaid and products are sold ex works. Partner prepays a 10% order with submission of its order and the pays the balance prior to preparation of order for shipping.

Partner Pricing:          Prices valid until further notice and may be subject to change unless confirmed with order and payment received.

1.	Helo LX

Minimum order Quantity: 100,000 with at least 10,000 per skew.

Lead-time: Confirmed within 5 days of order.

Wholseale Price: $50 per unit for all orders received and fully paid by end of March, 2017. Thereafter, per unit pricing by product model be mutually agreed upon in writing by both parties, such that:

(1) WRMT’s wholesale price is not less than 15% of WGN’s lowest Customer price or

(2) WRMT’s gross margin is not less than:

$10 per unit or

30% of its wholesale price.

2.	Helo LX+, Helo AI and other devices

To be confirmed on product launch date.

Exhibit - Quality of Service and Tier II Technical Support

To be agreed within 3 months of contract signing.

Exhibit - End User Terms and Conditions

The End User Terms and Conditions are detailed in the Helo Classic and Helo LX software and may be updated by WRMT from time to time. Partner should ensure that they are aware of all terms included within the agreement and any obligations to the Customer arising from these. World Media & Technology Corp cannot accept any responsibility or liability for any breach or omission arising within the End User Terms and Conditions attached.

Exhibit - World Branding Guidelines

To Be Provided by WRMT under separate cover.

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